EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Plan Administrative Committee
DaVita Retirement Savings Plan:

We consent to the use of our report dated June 23, 2020 with respect to the statements of net assets available for benefits of the DaVita Retirement Savings Plan as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related notes, and the supplemental schedules incorporated by reference herein.
/s/ KPMG LLP
Seattle, Washington
July 22, 2020